Exhibit 99.1

FOR IMMEDIATE RELEASE
December 20, 2005
CONTACT:  Jerry L. Calvert
(864) 594-5690 (Work)
(864) 590-8858 (Cell)

First National Bancshares, Inc. Announces 3 for 2 Stock Split -

Spartanburg, SC, December 20, 2005 --First National Bancshares, Inc. (Nasdaq: FNSC), the bank holding company for First National Bank of the South, today announced that its Board of Directors has approved a 3 for 2 split of the company’s common stock, payable on January 17, 2006, to shareholders of record as of January 3, 2006.  The ex-date for the split is January 18, 2006.  First National last split its stock on March 1, 2004, also on a 3 for 2 basis.

There were 2,087,178 shares of First National common stock outstanding prior to the Board of Directors’ decision.  As a result of the stock split, First National will have 3,130,767 shares of common stock outstanding.

Jerry L. Calvert, President and CEO, said, “The stock is being split in recognition of the bank’s solid growth and the stock’s strong price performance. Our desire is to increase the marketability of our stock and make it more accessible to investors of all levels.  This decision reflects the confidence of the Board of Directors in First National’s future prospects.”

First National’s stock price closed at $24.25 per share on December 20, 2005.

First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is traded on the Nasdaq National Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates four full-service offices, three in Spartanburg County under the name First National Bank of Spartanburg and a newly opened office in Mount Pleasant, South Carolina.  The small business lending division operates under the name First National Business Capital. The division is based in Greenville and provides small business lending services to customers in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.